NET ASSET VALUE PRESENTATION AS OF MARCH 31, 2019

3400 Avenue of the Arts,
Costa Mesa, CA

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INTRODUCTION

Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Net Asset Value is considered useful by some investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. Net Asset Value has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures.

While Net Asset Value is not identical to liquidation value in that some costs and benefits are disregarded, it is often considered a floor with upside for value ascribed to the operating platform. Net Asset Value also provides an objective basis for the perceived quality and predictability of future cash flows as well as their expected growth as these are factors considered by real estate investors. As a result, Net Asset Value can be a valuable starting point for projecting future earnings.

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GENERAL DISCLOSURES

The information provided in this presentation is intended to assist users in estimating Aimco’s Net Asset Value per share. This is not an offer to sell securities and does not constitute legal, tax, investment or other professional advice on any subject matter. Information provided is not all-inclusive and should not be relied upon as being all-inclusive.

This presentation describes a process to estimate Aimco's Net Asset Value per share as of March 31, 2019. This value will fluctuate over time. Aimco's estimated Net Asset Value per share is based upon subjective judgments, assumptions and opinions and includes certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco's ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to its redevelopments and developments; and Aimco's ability to meet timelines and budgeted rental rates related to its lease-up properties.

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GENERAL DISCLOSURES (CONTINUED)

This Net Asset Value per share information is intended to measure Aimco’s value as a going concern, consistent with International Financial Reporting Standards (“IFRS”), and is not necessarily representative of the amount a stockholder could expect to receive in a liquidation event, now or in the future. Certain opportunities are excluded as are transaction costs, transfer taxes, income taxes, and any real estate tax adjustments that may impact the value a stockholder might receive and a buyer might ascribe to Aimco’s communities (see page 8).

Aimco's estimated Net Asset Value is based on management's judgments, assumptions and opinions as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Actual results may differ materially from management's forecasts as of this date and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco's control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that our earnings may not be sufficient to maintain compliance with debt covenants;

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GENERAL DISCLOSURES (CONTINUED)

•	Insurance risk, including the cost of insurance; and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled "Risk Factors" in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

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VALUATION METHODOLOGY

Real Estate - Aimco estimated the value of its communities using methods management believes to be appropriate based on the characteristics of the communities. For valuation purposes, Aimco segregated its portfolio into the following categories: Stabilized Portfolio; Redevelopment Communities Under Construction; and Other Real Estate. Communities in these categories were valued as follows:

•
Stabilized Portfolio - includes 119 communities valued using a direct capitalization rate ("cap rate") method based on annualized 1Q 2019 proportionate property NOI, less a 2% management fee, and market cap rates. This valuation method was utilized to determine approximately 88% of real estate fair value.

•
Redevelopment and Development Communities Under Construction - includes four communities valued based on discounting projected future cash flows. This valuation method was utilized to determine approximately 9% of real estate fair value.

•
Other Real Estate Portfolio - includes five recently acquired communities, two ground-up development communities, and certain land investments valued at Aimco's cost. This valuation method was utilized to determine approximately 3% of real estate fair value.

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VALUATION METHODOLOGY (CONTINUED)

Other Tangible Assets - consist of cash, restricted cash, accounts receivable and other assets for which Aimco reasonably expects to receive cash through the normal course of operations.

Debt - the fair value of Aimco's debt takes into account the duration of the property debt as well as the quality of property pledged as its security, its loan to value, and debt service coverage.

Other Tangible Liabilities - consist of accounts payable, accrued liabilities and other tangible liabilities Aimco reasonably expects to settle in cash through the normal course of operations.

Preferred Equity - Aimco’s publicly traded preferred equity is valued at par. On April 15, 2019, Aimco called its Class A Perpetual Preferred Stock for redemption on May 16, 2019.

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VALUATION METHODOLOGY (CONTINUED)

Other Items of Note

•	Real estate values are based on Aimco's current uses and most importantly do not include the value of unused or underused land or air rights.

•	Real estate values generally do not take into consideration transaction costs or other items such as real estate tax adjustments that may impact the value a buyer might ascribe to Aimco's communities.

•
This calculation of Aimco’s Net Asset Value includes the value of assets less liabilities and obligations as of March 31, 2019 and does not include asset acquisitions or dispositions subsequent to March 31, 2019.

•	This calculation of Aimco’s Net Asset Value does not include the value of fee income such as property management revenues, or non-recurring investment management revenues.

•	This calculation of Aimco’s Net Asset Value does not consider enterprise value.

•	Additional details of Aimco's calculations and methodologies are included on the following pages.

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March 31, 2019 Estimated Net Asset Value: $56 per share*

$80	$2		-$26

Fair Value of Real Estate	Fair Value of Other Tangible Assets and Liabilities		Fair Value of Leverage
		Cash and restricted cash		Carrying value of debt
	+	Other tangible assets	+	Mark-to-market adjustment
	-	Other tangible liabilities	+	Fair value of preferred equity

Estimated NAV per share was unchanged from the third quarter 2018 calculation. The accretive share repurchases funded by property sales were offset by an increase in the debt mark-to-market liability.

Fair Value of Real Estate: IFRS permit measurement of investment property at fair value. While Aimco does not report under IFRS, it believes the estimation of the fair value of real estate provided herein is determined consistently with IFRS requirements for investment properties.

*Refer to additional details and disclosures beginning on page 11.                                    9

March 31, 2019 Estimated
Fair Value of Real Estate: $80 per share*

Stabilized Real Estate Portfolio
Annualized 1Q 2019 NOI Less: Management fee of 2% of revenue Divided By: NOI cap rate of 4.9%

Redevelopment and Development Portfolio
Cash flows discounted from property stabilization to March 31, 2019.

Other Real Estate Portfolio
Other Investments: Two ground-up development communities and certain land investments valued at cost.

Recent Acquisitions: Avery Row and the four Philadelphia communities valued at their acquisition price plus initial capital expenditures.

*Refer to additional details and disclosures beginning on page 11.                                    10

Fair Value of Real Estate as of March 31, 2019 ($M)

Stabilized Portfolio
NOI, less management fee	$544	(1)
NOI cap rate	4.9%	(2)
Stabilized Portfolio Value	$11,102

Non-Stabilized Portfolio
Redevelopment communities under construction	$1,133	(3)
Other Real Estate	380	(4)
Non-Stabilized Portfolio Value	$1,513

Fair Value of Real Estate	$12,615

*Refer to Footnotes beginning on page 14.	11

Fair Value of Other Assets and Liabilities, Preferred Equity and Debt as of March 31, 2019 ($M)

	Consolidated Amounts	Ownership Adjustments (5)	Fair Value Adjustments	Adjusted Amounts
Other Tangible Assets
Cash and cash equivalents	$162	$(1)	$—	$161
Restricted cash	36	—	—	36
Goodwill and other intangible assets	141	—	(141)	—	(6)
Other tangible assets	301	(13)	—	288
Fair Value of Other Tangible Assets	$640	$(14)	$(141)	$485

Other Tangible Liabilities
Deferred income and intangible liabilities	$113	$—	$(113)	$—	(7)
Accounts payable	46	—	—	46
Other tangible liabilities	134	(1)	—	133
Fair Value of Other Tangible Liabilities	$293	$(1)	$(113)	$179

Fair Value Other Tangible Assets and Liabilities, Net	$347	$(13)	$(28)	$306

Preferred Equity
Preferred noncontrolling interests in Aimco Operating Partnership	$101	$—	$—	$101
Perpetual preferred stock	125	—	—	125	(8)
Fair Value of Preferred Equity	$226	$—	$—	$226

Debt
Non-recourse property debt	$3,879	$(10)	$12	$3,881
Term loan, net	—	—	—	—
Revolving credit facility borrowings	70	—	—	70
Fair Value of Debt	$3,949	$(10)	$12	$3,951	(9)

Fair Value of Leverage	$4,175	$(10)	$12	$4,177

*Refer to Footnotes beginning on page 14.	12

Net Asset Value as of March 31, 2019 ($M, except per share amounts)

Fair Value of Real Estate	$12,615

Fair Value of Other Tangible Assets and Liabilities, Net	$306

Fair Value of Leverage	$(4,177)

Net Asset Value	$8,744

Total Shares, Units and Dilutive Share Equivalents Outstanding	157	(10)

Net Asset Value per Share *	$56

It bears repeating that this NAV per share calculation is made at a point in time and its result may be expected to fluctuate based on subsequent events. Many factors influence this calculation including operating results, changes in use or density, the broader economy, and alternative investment opportunities. Our methodology relies on CBRE reporting of cap rates applicable to transactions in 2H 2018, which incorporated the facts and circumstances then prevalent. If cap rates were to increase or decrease by 25 basis points, then Aimco’s GAV and NAV would change by ~$650M which equates to $4.00 per share.

*Refer to Footnotes beginning on page 14.	13

Footnotes

1.
Represents Stabilized Portfolio Proportionate Property NOI for the three months ended March 31, 2019, annualized, and adjusted for an assumed property management fee. Market property management fees range between 2.0% and 3.0% with larger, higher quality portfolios at the lower end of that range. For the purposes of this calculation of Net Asset Value, Aimco has assumed a 2% management fee. For the purposes of this calculation of Net Asset Value, 1Q 2019 Property NOI is multiplied by four to arrive at annualized Property NOI.

	Three Months Ended March 31, 2019
Stabilized Portfolio NOI ($000s)	Consolidated Amount	Ownership Adjustments	Adjustments		Adjusted Amounts

Revenues, before utility reimbursements
Same Store	$176,405	$(686)	$—		$175,719
Acquisitions, Redevelopment and Development	30,407	(64)	(23,203)	a	7,140
Other Real Estate	9,508	553	—	b	10,061
Total Revenues, before utility reimbursements	$216,320	$(197)	$(23,203)		$192,920

Expenses, net of utility reimbursements
Same Store	$(47,316)	$174	$—		$(47,142)
Acquisitions, Redevelopment and Development	(10,163)	23	8,226	a	(1,914)
Other Real Estate	(3,919)	(76)	4	b	(3,991)
Total Expenses, net of utility reimbursements	$(61,398)	$121	$8,230		$(53,047)

Property Net Operating Income	$154,922	$(76)	$(14,973)		$139,873

Less: Assumed property management fee of 2% of revenue	(4,326)	4	464		(3,858)

Property Net Operating Income after 2% management fee	$150,596	$(72)	$(14,509)		$136,015

Annualized Property Net Operating Income	$602,384	$(288)	$(58,036)		$544,060

Refer to the following pages for explanation of adjustments for purposes of computing Stabilized Portfolio Property NOI.

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Footnotes (continued)
1.(continued)

a.
Represents revenues and expenses related to one development and three redevelopment communities currently under construction: Parc Mosaic, located in Boulder, Colorado; Flamingo South Beach, located in Miami Beach, Florida; Bay Parc, located in Miami, Florida; and Park Towne Place, located in Center City Philadelphia, Pennsylvania. Also included in these adjustments are the revenue and expense items related to the four communities located in Center City and University City, Philadelphia, Pennsylvania and purchased in May 2018; and Avery Row Apartments, located in Arlington, Virginia and purchased in December 2018. Aimco's redevelopment and development communities currently under construction are valued based on discounted cash flows as described in notes 3 and 4 starting on page 17. For the purposes of this Net Asset Value calculation, Parc Mosaic, Flamingo South Beach, Bay Parc, and Park Towne Place are included in Aimco's Redevelopment and Development Portfolio value. For the purpose of this Net Asset Value calculation, the Philadelphia portfolio and Avery Row are included in Other Real Estate Portfolio, valued at the acquisition price plus initial capital expenditures.

After excluding the results related to the communities described above, stabilized NOI related to acquisition, redevelopment, and development communities represents the results of operations from the following communities: the Villas at Park La Brea, located in Los Angeles, California; Bent Tree Apartments, located in Centreville, Virginia; 707 Leahy, located in Redwood City, California; and 236 & 238 East 88th Street, located in New York, New York.

b.
Represents revenue and expenses related primarily to Aimco’s investment in land and two ground-up development communities. Such properties are included in Aimco's Net Asset Value at their carrying value.

2.
Represents Aimco's estimated current NOI cap rate for its Stabilized Portfolio, which was calculated by Aimco on a property-by-property basis, based primarily on information published by CBRE in its 2H 2018 Cap Rate Survey. CBRE is a nationally recognized provider of real estate data. Such Survey includes ranges of current cap rates based on the following community characteristics: market in which the community is located; infill or suburban location within the market; property quality grade; and whether the community is stabilized or value-add. In estimating the appropriate current cap rate for its Stabilized Portfolio, Aimco categorized communities in the portfolio using the framework described above and, using its judgment and detailed knowledge of each community’s condition and location, other than the exceptions noted below, Aimco selected an appropriate current cap rate from within the range provided in CBRE's Cap Rate Survey. The results of this analysis are detailed on the following page.

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Footnotes (continued)
2.(continued)

1Q 2019 Stabilized Portfolio
						Range of CBRE Cap Rates for Aimco's Portfolio
	Communities	Apartment Homes	Average Revenue per Apartment Home	Average Rent as a Percentage of Market Average	Average Quality Grade	Low	High	Aimco Selected Cap Rate
Atlanta	5	817	$1,648	142%	A	5.1%	5.8%	5.1%
Bay Area	12	2,632	3,053	104%	B	4.2%	4.7%	4.4%
Boston	15	4,689	1,992	84%	C+	5.3%	6.1%	5.5%
Chicago	8	2,070	1,794	123%	B	5.2%	5.6%	5.6%
Denver	7	1,925	1,630	113%	B	5.2%	5.8%	5.4%
Greater New York	18	1,040	3,389	106%	B	4.6%	5.4%	4.4%	a
Greater Washington, DC	12	5,693	1,599	87%	C+	5.6%	6.2%	5.8%
Los Angeles	13	4,347	3,032	151%	A	4.2%	4.8%	4.3%
Miami	3	873	2,239	142%	A	4.2%	4.7%	4.4%
Philadelphia	3	1,033	2,229	161%	A	4.8%	5.3%	4.8%
San Diego	12	2,423	1,927	104%	B	4.8%	5.3%	5.4%	b
Seattle	2	239	2,316	123%	B	4.8%	5.1%	4.9%
Other Markets	9	2,866	1,869	118%	B	4.9%	5.6%	5.4%

Total/Weighted Average	119	30,647	$2,164	112%	B	4.7%	5.4%	4.9%

a.
Aimco estimates the current NOI cap rates for its communities located in New York City are on average 20 basis points lower than the low end of the range of cap rates that is indicated by the results of Aimco's analysis using the CBRE Cap Rate Survey. Aimco believes this lower cap rate is appropriate because the Survey reflects cap rates for the New York City metro area while Aimco's portfolio is concentrated in Manhattan, where today's cap rates are lower.

b.
Based on the quality of its communities and locations within the market, Aimco estimates the current NOI cap rate for its San Diego portfolio is slightly higher than the high end of the range of cap rates indicated by the results of Aimco's analysis using the CBRE Cap Rate Survey.

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Footnotes (continued)

3.
Represents the value of one community under development and three communities under redevelopment: Parc Mosaic, located in Boulder, Colorado; Flamingo South Beach & Bay Parc Plaza, located in Miami, Florida; and Park Towne Place, located in Center City Philadelphia, Pennsylvania. Such communities are valued based on discounted cash flows using the following assumptions:

a.
Revenues: based on in-place rents, projected submarket rent growth to property stabilization based on the average of projections published by REIS and AXIOmetrics, and the completion of redevelopment or development.

b.	Expenses: estimated operating costs adjusted for inflation as projected by Moody's Economy.com; management fee equal to 2% of projected revenue.

c.	Cost to complete construction: based on current estimates. Please see Supplemental Schedule 10 to Aimco’s 1Q 2019 Earnings Release for additional information and descriptions of these redevelopments.

d.	Terminal value: based on current market cap rate plus 5 basis points per year from March 31, 2019, to property stabilization.

e.	Sales cost: 0.50% - 0.70% of terminal value.

f.	Discount rate: 5.60% - 7.00% depending on construction and lease-up progress at March 31, 2019.

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Footnotes (continued)

4.
Represents the recent acquisition of Avery Row and the four Philadelphia communities valued at their acquisition price plus initial capital expenditures, certain land investments, and two ground-up development communities valued at cost.

5.
Represents adjustments to reflect Aimco’s share of the financial results of unconsolidated real estate partnerships and to exclude the non-controlling interest partners’ share of the financial results of consolidated real estate partnerships.

6.	For the purposes of this Net Asset Value calculation, no realizable value has been assigned to right of use assets, goodwill or other intangible assets.

7.
Deferred income and right of use related lease liabilities are excluded from the NAV calculation. Deferred income includes below market lease liabilities, which were recognized under GAAP in connection with purchase of the related apartment communities. Deferred income also includes cash received by Aimco in prior periods required under GAAP to be deferred upon receipt and recognized in income in future periods.

8.	Aimco’s publicly traded preferred equity is valued at par. On April 15, 2019, Aimco called its Class A Perpetual Preferred Stock for redemption on May 16, 2019.

9.
Represents the carrying amount of Aimco’s debt. At March 31, 2019, Aimco’s debt had a mark-to-market liability of $12 million. The fair value of Aimco’s debt takes into account the duration of the property debt as well as the quality of property pledged as its security, its loan to value, and debt service coverage.

10.
Represents total shares of Aimco common stock, common partnership units of the Aimco Operating Partnership held by entities other than Aimco, and potential dilutive share equivalents outstanding, which information may be found in Supplemental Schedule 5b to Aimco’s 1Q 2019 Earnings Release.

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Definitions

AIMCO OPERATING PARTNERSHIP (OP): AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 94% of the common partnership units of the Aimco OP.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average; as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.

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